SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

ABLEAUCTIONS.COM, INC.

_________________________________________

(Exact name of registrant as specified in its charter)

Florida	59-3404233
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1963 Lougheed Highway Coquitlam, British Columbia	V3K 3T8
(Address of principal executive offices)	(Zip Code)

Ableauctions.com, Inc. 2002 Consultant Stock Plan

(Full title of the Plan)

CT Corporation System

1200 Pine Island Road

Plantation, Florida 33324

(Name and address of agent for service)

(604) 805-4580

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)

Common Stock	9,000,000	$0.51	$4,590,000	$581.55

(1) This Registration Statement shall also cover any additional shares of common stock which become issuable under the Ableauctions.com, Inc. 2002 Consultant Stock Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Registrant’s common stock.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, based on the average of the high and low prices of the Registrant’s common stock as reported by the American Stock Exchange on August 4, 2004.

(3) Calculated pursuant to General Instruction E on Form S-8.

GENERAL INSTRUCTION E INFORMATION

This Registration Statement is being filed for the purpose of increasing the number of securities of the same class as other securities for which a Registration Statement of the Registrant on Form S-8 relating to the same employee benefit plan is effective.

The contents of the Registrant’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on May 8, 2002 (File No. 333-87800) is hereby incorporated by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5.

Interests of Named Experts and Counsel.

Richardson & Patel LLP has given an opinion regarding certain legal matters in connection with this offering of our securities.  Both Richardson & Patel LLP and its principles have accepted our common stock in exchange for services rendered to us in the past and, although they are under no obligation to do so, they may continue to accept our common stock for services rendered to us.  As of the date of this prospectus, Erick E. Richardson, Jr., a principle of Richardson & Patel LLP, is the holder of an option to purchase 500,000 shares of our common stock.

Item 8.

Exhibits.

5.

Opinion regarding legality

23.1

Consent of Cinnamon Jang Willoughby & Company, Chartered Accountants

23.2

Consent of Richardson & Patel LLP (included in Exhibit 5)

99

Ableauctions.com, Inc. 2002 Consultant Stock Plan as amended on April 22, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Coquitlam, British Columbia, on this 5th day of August 2004.

Ableauctions.com, Inc.

By: “Abdul Ladha”____________________

Abdul Ladha,

President, Chief Executive Officer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Dated:  August 5, 2004

“Abdul Ladha”____________________

Abdul Ladha

President, Chief Executive Officer,

Chief Financial Officer and Director

Dated:  August 5, 2004

“Barrett Sleeman”__________________

Barrett Sleeman, Director

Dated:  August 5, 2004

“Dr. David Vogt”___________________

Dr. David Vogt, Director

Dated:  August 5, 2004

“Michael Boyling”__________________

Michael Boyling, Director

Exhibit 5.

RICHARDSON & PATEL LLP

A Law Corporation

10900 Wilshire Boulevard

Suite 500

Los Angeles, California 90024

Telephone (310) 208-1182

Facsimile (310) 208-1154

August 5, 2004

Ableauctions.com, Inc.

1963 Lougheed Highway

Coquitlam, British Columbia V3K 3T8

Re:

2002 Ableauctions.com, Inc. Consultant Stock Plan

Ladies and Gentlemen:

We have acted as counsel to Ableauctions.com, Inc. (the “Company”) in connection with the registration with the Securities and Exchange Commission on Form S-8 of 9,000,000 shares of the Company’s common stock, par value $0.001 (the “Shares”), which may be issued as awards granted in connection with the above-referenced plan (the “Plan”), either as grants of common stock or upon the exercise of options.  In connection with that registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and proposed issuance of the Shares, the Articles of Incorporation of the Company and all amendments thereto, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to the rendering of the following opinion.

Based upon that review, it is our opinion that the Shares, when issued in conformance with the terms and conditions of the Plan, will be legally issued, fully paid, and nonassessable under the Florida Business Corporation Act.

We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.

We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares and to the reference to our firm under the heading “Interests of Named Experts and Counsel” in the registration statement.

RICHARDSON & PATEL LLP

/s/ Richardson & Patel LLP

Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement of Ableauctions.com, Inc. on Form S-8, pertaining to the registration of 9,000,000 shares of common stock, par value of $0.001, which may be issued as awards granted in connection with the Ableauctions.com, Inc. 2002 Consultant Stock Plan, of our Auditors Report, dated March 25, 2004, with respect to the financial statements of Ableauctions.com, Inc. included in the annual report on Form 10-KSB for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

Burnaby, BC

/s/ Cinnamon Jang Willoughby & Company

August 3, 2004

Cinnamon Jang Willoughby & Company,

Chartered Accountants